                            SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                      THE MULTICARE COMPANIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)  Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     2)  Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     4)  Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     5)  Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)  Amount Previously Paid:
         -----------------------------------------------------------------------
     2)  Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     3)  Filing Party:
         -----------------------------------------------------------------------
     4)  Date Filed:
         -----------------------------------------------------------------------

                                                                  DRAFT 03/26/97

                          PRELIMINARY PROXY MATERIALS
                              FOR SEC REVIEW ONLY
                    ---------------------------------------

                                     [LOGO]

                          NOTICE OF ANNUAL MEETING OF
                                  STOCKHOLDERS
                                      AND
                                PROXY STATEMENT

                                  MEETING DATE
                                  MAY 14, 1997

                            YOUR VOTE IS IMPORTANT!
             PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND
          PROMPTLY RETURN IT TO THE COMPANY IN THE ENCLOSED ENVELOPE.

                         THE MULTICARE COMPANIES, INC.
                             411 HACKENSACK AVENUE
                          HACKENSACK, NEW JERSEY 07601

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of The Multicare Companies, Inc., which will be held at the Company's principal executive offices at Continental Plaza, 411 Hackensack Avenue, Hackensack, New Jersey 07601 (lower level conference facilities) on Wednesday, May 14, 1997, at 10:00 a.m. (local time).

    At the Annual Meeting, stockholders will be asked to elect directors, to approve amendments to the Company's Stock Option Plan and to ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the year ending December 31, 1997. Information about these matters is contained in the attached Proxy Statement.

    The Company's management would greatly appreciate your attendance at the Annual Meeting. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS MOST IMPORTANT THAT YOUR SHARES BE REPRESENTED. Accordingly, please sign, date and return the enclosed proxy card which will indicate your vote upon the matters to be considered. If you do attend the meeting and desire to vote in person, you may do so by withdrawing your proxy at that time.

    I sincerely hope you will be able to attend the Annual Meeting and look forward to seeing you on May 14, 1997.

                                          Sincerely,

                                                    [LOGO]

                                          Moshael J. Straus
                                          CHAIRMAN AND CO-CHIEF EXECUTIVE
                                          OFFICER

April   , 1997

                         THE MULTICARE COMPANIES, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 14, 1997

    The Annual Meeting of Stockholders of The Multicare Companies, Inc. (the "Company") will be held on Wednesday, May 14, 1997, at 10:00 a.m. at the Company's principal executive offices at Continental Plaza, 411 Hackensack Avenue, Hackensack, New Jersey 07601 (lower level conference facilities) for the following purposes:

        1. To elect three directors;

        2. To consider and act upon a proposal to approve amendments to the Company's Stock Option Plan.

        3. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the year ending December 31, 1997; and

        4. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on March 19, 1997 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Each stockholder, even though he or she may presently intend to attend the Annual Meeting, is requested to execute and date the enclosed proxy card and return it without delay in the enclosed postage-paid envelope. Any stockholder present at the Annual Meeting may withdraw his or her proxy card and vote in person on each matter brought properly before the Annual Meeting.

    Please sign, date and mail promptly the enclosed proxy in the enclosed envelope, so that your shares of stock may be represented at the meeting.

                                          By Order of the Board of Directors,

                                                        [LOGO]

                                          Bradford C. Burkett
                                          SECRETARY

Hackensack, New Jersey
April   , 1997

                         THE MULTICARE COMPANIES, INC.
                             411 HACKENSACK AVENUE
                          HACKENSACK, NEW JERSEY 07601

                                PROXY STATEMENT

    This Proxy Statement is furnished to the stockholders of The Multicare Companies, Inc., a Delaware corporation ("Multicare" or the "Company"), in connection with the solicitation of proxies for use at the Company's Annual Meeting of Stockholders (the "Annual Meeting"), to be held at the Company's principal executive offices at Continental Plaza, 411 Hackensack Avenue, Hackensack, New Jersey 07601 (lower level conference facilities) on Wednesday, May 14, 1997, at 10:00 a.m., and at any and all adjournments thereof.

    This solicitation is being made on behalf of the Board of Directors of the Company, whose principal executive offices are located at 411 Hackensack Avenue, Hackensack, New Jersey 07601, telephone (201) 488-8818. This Proxy Statement, Notice of Annual Meeting of Stockholders, the enclosed proxy card and the Company's 1996 Annual Report were first mailed to stockholders on or about April
  , 1997.

    The shares represented by a proxy in the enclosed form, if such proxy is properly executed and is received by the Company prior to or at the Annual Meeting, will be voted in accordance with the specifications made thereon. Proxies on which no specification has been made by the stockholder will be voted:

        (i) in favor of the election of three nominees to the Board of Directors listed in this Proxy Statement;

        (ii) in favor of the approval of amendments to the Company's Stock Option Plan; and

       (iii) to ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the year ending December 31, 1997.

    Any proxy given by a stockholder may be revoked at any time before its exercise by sending a subsequently dated proxy or by giving written notice of revocation to the Company, in each case, to the Company's Secretary, at the address set forth above. Stockholders who attend the Annual Meeting may withdraw their proxies at any time before their shares are voted by voting their shares in person.

    Stockholders of record at the close of business on March 19, 1997 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the issued and outstanding voting securities of the Company consisted of 30,781,459 shares of common stock, par value $.01 per share (the "Common Stock"), each of which is entitled to one vote on all matters which may properly come before the Annual Meeting or any adjournment thereof.

    The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Each item presented herein to be voted on at the Annual Meeting must be approved by the affirmative vote of a majority of the holders of the number of shares present either in person or represented by proxy. The inspector of elections appointed by the Company will count all votes cast, in person or by submission of a properly executed proxy, before the closing of the polls at the meeting. Abstentions and "broker non-votes" (nominees holding shares for beneficial owners who have not voted on a specific matter) will be treated as present for purposes of determining whether a quorum is present at the Annual Meeting. However, abstentions and broker non-votes will have no effect on the vote, because the vote required is a majority or plurality of the votes actually cast (assuming the presence of a quorum).

                                     ITEM 1
                             ELECTION OF DIRECTORS

    The Board of Directors currently consists of eight directors divided into three classes. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The term of Class III directors expires at the Annual Meeting. Three directors are to be elected at the Annual Meeting as Class III directors for a term of three years. The nominees for Class III directors are Moshael J. Straus, Daniel E. Straus and Constance B. Girard-diCarlo, each of whom is currently serving as a Director.

    All nominees were recommended by the Nominating Committee of the Board of Directors. If elected, the nominees are expected to serve until the expiration of their terms and until their successors are elected and qualified. The shares represented by proxies in the accompanying form will be voted for the election of these three nominees unless authority to so vote is withheld. The Board of Directors has no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board. Directors will be elected by a plurality of the votes cast at the Annual Meeting.

    The following information, which has been provided by the individuals named, sets forth for each of the nominees for election to the Board of Directors and the continuing Class I and II directors, such person's name, age, principal occupation or employment during at least the past five years, the name of the corporation or other organization, if any, in which such occupation or employment is carried on and the period during which such person has served as a director of the Company.

                        DIRECTORS STANDING FOR ELECTION
                                   Class III
                    Term Expiring at the 2000 Annual Meeting

    Moshael J. Straus, age 44, the brother of Daniel E. Straus, was a co-founder of the Company in 1984, and since 1978 was involved in the business of the Company's predecessors. Mr. Straus has been co-principal owner of the Company since its establishment. He assumed the positions of Chairman of the Board of Directors and Co-Chief Executive Officer of the Company in September 1992.

    Daniel E. Straus, age 40, the brother of Moshael J. Straus, was a co-founder of the Company in 1984, and since 1978 was involved in the business of the Company's predecessors. Mr. Straus has been co-principal owner of the Company since its establishment. He assumed the positions of President, Co-Chief Executive Officer and Director of the Company in September 1992.

    Constance B. Girard-diCarlo, age 50, has served as President of the Healthcare Support Services Division of ARAMARK Corporation since 1990. ARAMARK is a $6 billion service management company headquartered in Philadelphia, Pennsylvania. Mrs. Girard-diCarlo is responsible for the non-clinical support services ARAMARK manages for more than 300 healthcare institutions nationwide. Mrs. Girard-diCarlo previously served as the President of ARAMARK School Nutrition Services, the Vice President, Midlantic Region, ARAMARK Campus Services and as an Assistant General Counsel of ARAMARK. Mrs. Girard-diCarlo is a member of the Board of Directors of EnergyNorth, Inc., a public utility holding company headquartered in Manchester, New Hampshire, and serves on the boards of Widener University and the Free Library of Philadelphia Foundation. Mrs. Girard-diCarlo has served on the Board of Directors since 1996.

                         DIRECTORS CONTINUING IN OFFICE
                                    Class I
                    Term Expiring at the 1998 Annual Meeting

    Menachem Rosenberg, age 46, has been a partner of the public accounting firm of Margolin, Winer & Evens in Garden City, New York for the past 14 years. Mr. Rosenberg is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the New York State Society of

Certified Public Accountants. Mr. Rosenberg is the author of numerous articles on income tax, investments, finance, mergers and acquisitions and a lecturer on similar topics to various professional and trade groups. Mr. Rosenberg has served on the Board of Directors since 1994.

    George R. Zoffinger, age 49, is the President and Chief Executive Officer of Value Property Trust, a real estate investment trust traded on the New York Stock Exchange. Mr. Zoffinger previously served as Chairman of CoreStates New Jersey National Bank from April 1994 until its merger into CoreStates Bank, N.A. in December 1996. He continues to serve on the Board of Directors of CoreStates Bank, N.A. From December 1991 through 1994, Mr. Zoffinger served as President and Chief Executive Officer of Constellation Bankcorp. From March 1990 through December 1991, he served as the Commissioner of the New Jersey State Department of Commerce and Economic Development and the Chairman of the Board of the New Jersey Economic Development Authority. Mr. Zoffinger also served as Chairman of New Jersey's Host Committee for the 1994 World Cup Soccer Games. Mr. Zoffinger has also been appointed to the New Jersey Council of Economic Advisors and is Chairman of the New Brunswick Development Corporation. He is also a member of the Board of Trustees of St. Peter's Medical Center in New Brunswick, New Jersey, and a member of the Board of Directors of New Jersey Resources, Inc., and the Public Affairs Research Institute of New Jersey, Inc. Mr. Zoffinger has served on the Board of Directors since 1995.

    Stuart H. Altman, age 59, has served as the Sol C. Chaikin Professor of National Health Policy at The Heller School at Brandeis University since 1977. Mr. Altman also served as Dean of The Heller School from September 1977 through June 1993, and was Interim President of Brandeis University from 1990 through September 1991. Mr. Altman has also served as Chairman of the Board, Institute for Health Policy, at the Heller School since 1977. In addition, Mr. Altman has served in several government positions including serving as the Chairman of the Prospective Payment Assessment Commission from 1984 through 1996 and as a senior member of the Clinton/Gore Health Advisory Group. Mr. Altman also served as Deputy Assistant Secretary for Planning and Evaluation/Health in the Department of Health, Education and Welfare from July 1971 through August 1976. Mr. Altman currently serves as member of the Board of Directors of IDX Systems, Inc., a healthcare information systems company and on several other charitable and educational boards and foundations. Mr. Altman has served on the Board of Directors since 1996.

                                    Class II
                    Term Expiring at the 1999 Annual Meeting

    Stephen R. Baker, age 41, has served as Executive Vice President responsible for finance and operations of the Company since August 1994, and served as its Senior Vice President and Chief Financial Officer beginning December 1992. Prior to joining Multicare, Mr. Baker was a partner at the public accounting firm of KPMG Peat Marwick LLP where he was employed for 16 years. Mr. Baker is a Certified Public Accountant. Mr. Baker has served on the Board of Directors since 1994.

    Paul J. Klausner, age 39, has served as Director of Construction of the Company since September 1996. Prior to September 1996, Mr. Klausner served as Executive Vice President, Development of the Company since May 1995, as its Executive Vice President, General Counsel since August 1994 and as its Senior Vice President, General Counsel and Secretary beginning October 1993. Prior to joining Multicare, Mr. Klausner had been engaged in the private practice of law in New York City since 1981 and had also been a principal of KMF Partners, a New York-based real estate investment and development firm, from 1986 to 1990. Mr. Klausner has served on the Board of Directors since 1994.

MEETINGS OF THE BOARD

    The Board of Directors met nine times during the Company's 1996 fiscal year. No director attended fewer than 75% of the aggregate number of meetings of the Board and Committees on which such director served.

COMMITTEES OF THE BOARD

    The Board of Directors has standing Audit, Compensation and Nominating Committees.

    The Audit Committee makes recommendations to the Board of Directors as to the engagement or discharge of the independent auditors, reviews the plan and results of the auditing engagement with the independent auditors, reviews the adequacy of the Company's system of internal accounting controls, monitors compliance with the Company's business conduct policy and directs and supervises investigations into matters within the scope of its duties. The Audit Committee met twice during 1996. The Audit Committee is comprised of Messrs. Altman, Rosenberg and Zoffinger, all of whom are non-employee directors.

    The Compensation Committee approves, or in some cases recommends, to the Board, remuneration and compensation arrangements involving the Company's directors, executive officers and other key employees, review of benefit plans in which such persons are eligible to participate and periodic review of the equity compensation plans of the Company as well as grants under such plans as they may affect total compensation. The Compensation Committee is comprised of Messrs. Rosenberg and Zoffinger, each of whom is a non-employee director. The Compensation Committee met once in 1996.

    The Nominating Committee was established to nominate persons for election to the Board. The Nominating Committee will consider nominees recommended by other stockholders but has not established any procedure therefor. The Nominating Committee met in March 1997 to nominate the nominees identified in this Proxy Statement. The Nominating Committee is currently composed of Mrs. Girard-diCarlo (who did not participate in the March 1997 meeting) and Mr. Zoffinger.

COMPENSATION OF DIRECTORS

    Each non-employee director receives a director's fee of $10,000 for each year in which he or she serves as a director and a $1,000 stipend for each Board of Directors meeting attended, as well as a $500 stipend for each Committee meeting attended. Each non-employee director may elect to receive payment of such fees in Multicare Common Stock in lieu of cash in accordance with the terms and conditions of the Company's Non-Employee Director Retainer and Meeting Fee Plan. Each person serving as a non-employee director on May 8, 1996 was issued non-qualified options to purchase 4,500 shares of Common Stock at an exercise price of $18.67 per share pursuant to the Company's Stock Option Plan for Non-Employee Directors (the "Director's Option Plan"). Directors who are employees of the Company or any of its subsidiaries do not receive additional compensation for service on the Board of Directors.

                             EXECUTIVE COMPENSATION

    The following table sets forth information regarding all cash and non-cash compensation awarded to, earned by, or paid to the Company's two Co-Chief Executive Officers, to each of the four other most highly compensated executive officers of the Company serving in such capacity at December 31, 1996 and to a former executive officer not serving in such capacity at December 31, 1996, whose aggregate compensation from the Company and its subsidiaries for that period exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                      COMPENSATION
                                                                                       AWARDS (1)
                                                                                    -----------------
                                                                                        NUMBER OF
                                                        ANNUAL COMPENSATION            SECURITIES
                                                 ---------------------------------     UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION                        YEAR       SALARY      BONUS        OPTIONS(6)      COMPENSATION
-----------------------------------------------  ---------  ----------  ----------  -----------------  -------------

Moshael J. Straus..............................       1996  $  600,000  $  750,000         93,750       $   100,808(2)
  Chairman of the Board of Directors and              1995     600,000     600,000        170,900           149,433(2)
  Co-Chief Executive Officer                          1994     500,000     402,500        599,664

Daniel E. Straus...............................       1996     600,000     750,000         93,750       $   133,171(2)
  President, Co-Chief Executive Officer and           1995     600,000     600,000        170,900           174,396(2)
  Director                                            1994     500,000     402,500        599,664           --

Stephen R. Baker...............................       1996     300,000     178,125         23,438           --
  Executive Vice President, Chief Operating           1995     250,000     125,000         42,162           --
  Officer and Director                                1994     210,648      69,774         26,865           --

Paul J. Klausner...............................       1996     225,000      --             23,438           --
  Director of Construction and Director               1995     250,000      50,000         42,162           --
                                                      1994     210,648      69,744         26,865           --

Andrew Horowitz (3)............................       1996     198,057      69,794          7,500           --
  Senior Vice President, Ancillary Services           1995     180,740      52,500         22,500           --
                                                      1994      --          --             --               --

Mark R. Nesselroad (4).........................       1996     164,000      55,070          4,500           --
  Senior Vice President, Acquisitions,                1995      12,500      --             22,500           --
  Construction & Development                          1994      --          --             --               --

Bradford C. Burkett (5)........................       1996     175,068      34,980         10,500           --
  Senior Vice President, General Counsel &            1995     144,886      46,400          9,554           --
  Secretary                                           1994      69,276      19,849         15,000           --

------------------------

(1) The Company did not grant any long term incentive plan payouts ("LTIPs") to any of the executive officers named in this table nor does the Company maintain any LTIPs. Excludes perquisites and other personal benefits, securities or property, the aggregate amount of which received by any named person did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus for such officer as well as certain incidental personal benefits to executive officers of the Company resulting from expenses incurred by the Company in interacting with the financial community and identifying potential acquisition targets.

(2) Amounts paid in connection with obtaining term life insurance to fund a stock purchase right from the other Co-Chief Executive Officer in connection with an agreement among the Company and each of the Co-Chief Executive Officers.

(3) Mr. Horowitz joined the Company in January 1995.

(4) Mr. Nesselroad joined the Company in December 1995.

(5) Mr. Burkett joined the Company in June 1994.

(6) Options adjusted for three-for-two stock split in May 1996.

EMPLOYMENT AGREEMENTS

    In January 1995, the Company entered into an employment agreement with each of Moshael J. Straus and Daniel E. Straus. Each agreement provides for an initial term of five years, which will extend automatically at the end of the initial five year term for additional one year periods unless, not less than 180 days prior to the end of the initial term or any such additional term, notice of non-extension is given either by the Company or the respective Co-Chief Executive Officer. Each employment agreement provides for an annual base salary of $600,000, which may be increased at the discretion of the Board of Directors, and a bonus, to be determined pursuant to the Company's Key Employee Incentive Compensation Plan (the "KEICP"), ranging from 70%-150% of base salary, based upon goals and targets set forth in a business plan negotiated with the Compensation Committee. Each of these employment agreements provides that if the Company terminates the Co-Chief Executive Officer without Cause (as defined) or fails to renew his employment agreement, or if such Co-Chief Executive Officer terminates his employment agreement for Good Reason (as defined) or upon a Change of Control (as defined) then (1) the Company will be obliged to pay the respective Co-Chief Executive Officer the greater of (x) any remaining salary payable during the term and (y) an amount equal to two times the annual salary for the then current employment year (or, with respect to a Change of Control, three times annual salary plus an amount equal to the highest bonus received during the prior three years); (2) all stock options, stock awards and similar equity rights will immediately vest and become exercisable; and (3) the Company must maintain in effect the Co-Chief Executive Officer's other benefits for a period equal to the greater of the remainder of the term or two years. Each of the Co-Chief Executive Officers is also entitled (i) to life insurance benefits in an amount equal to five times his then current salary (to a maximum of $5 million); (ii) life insurance benefits in an amount not exceeding $50 million in connection with a buy-sell arrangement between the Co-Chief Executive Officers; and (iii) disability insurance in an amount equal to 66.67% of his then current salary.

    In January 1995, the Company entered into an employment agreement with each of Stephen R. Baker and Paul J. Klausner. Mr. Baker's agreement provides for an initial term of three years which will be renewed automatically at the end of the initial three year term for additional one-year periods unless, not less than 180 days prior to the end of the initial term or any such additional term, notice of non-renewal is given either by the Company or Mr. Baker. Mr. Klausner's agreement, as amended, provides for a term of 37 months. The agreements provide for an annual base salary of $150,000 in the case of Mr. Klausner and $250,000 in the case of Mr. Baker, which may be increased at the discretion of the Board of Directors, and a bonus to be determined pursuant to the Company's KEICP, ranging from 30%-75% of base salary, based upon goals and targets set forth in a business plan prepared by the Co-Chief Executive Officers. Each employment agreement provides that if the Company terminates the employee without Cause (as defined) or fails to renew his employment agreement, or if the employee terminates his employment agreement for Good Reason (as defined) or upon a Change of Control then (1) the Company will be obliged to pay him the greater of (x) any remaining salary payable during the term and (y) an amount equal to two times the annual salary for the then current employment year (or, with respect to a Change of Control, three times annual salary plus an amount equal to the highest bonus received during the prior three years); (2) all stock options, stock awards and similar equity rights will immediately vest and become exercisable; and (3) the Company must maintain in effect the employee's other benefits for a period equal to the longer of the remainder of the term or two years. Each of Messrs. Baker and Klausner is also entitled to life insurance benefits in an amount equal to four times his then current salary (to a maximum of $2 million) and disability insurance in an amount equal to 66.67% of his salary.

    In January 1995, in connection with the Company's acquisition of Scotchwood Pharmacy ("Scotchwood") the Company entered into a three year employment agreement with Andrew Horowitz, an executive vice president and one of the principal owners of Scotchwood. Mr. Horowitz now serves as the Company's Senior Vice President, Ancillary Services. The agreement provides for an annual base salary at the rate of $200,000 and a bonus to be determined pursuant to the Company's KEICP under which Mr. Horowitz may earn a maximum annual bonus equal to 35% of base salary.

    In December 1995, in connection with the Company's acquisition of Glenmark Associates, Inc. ("Glenmark") the Company entered into a three year employment agreement with Mark R. Nesselroad, the chief executive officer and co-founder of Glenmark. Mr. Nesselroad now serves as the Company's Senior Vice President, Construction, Acquisitions and Development. The agreement provides for an annual base salary at the rate of $200,000 and a bonus to be determined pursuant to the Company's KEICP under which Mr. Nesselroad may earn a maximum annual bonus equal to 35% of base salary.

STOCK OPTION GRANTS

    The following table sets forth as to each of the individuals named in the Summary Compensation Table the following information with respect to stock option grants during the calendar year 1996 ("Fiscal 1996") and the potential realizable value of such option grants: (i) the number of shares of Common Stock underlying options granted during Fiscal 1996, (ii) the percentage that such options represent of all options granted to employees during Fiscal 1996, (iii) the exercise price, (iv) the expiration date and (v) grant date present value.

                      OPTION(1) GRANTS DURING FISCAL 1996
                     AND ASSUMED POTENTIAL REALIZABLE VALUE

                                                            NUMBER OF       % OF
                                                           SECURITIES       TOTAL                                  GRANT
                                                           UNDERLYING      OPTIONS                                  DATE
                                                             OPTIONS       GRANTED      EXERCISE    EXPIRATION    PRESENT
NAME                                                       GRANTED(3)      IN 1996        PRICE        DATE       VALUE(2)
---------------------------------------------------------  -----------  -------------  -----------  -----------  ----------
Moshael J. Straus........................................      93,750            11%    $   16.00     2/1/2006   $  936,572
Daniel E. Straus.........................................      93,750            11%        16.00     2/1/2006      936,572
Stephen R. Baker.........................................      23,438             3%        16.00     2/1/2006      234,148
Paul J. Klausner.........................................      23,438             3%        16.00     2/1/2006      234,148
Andrew Horowitz..........................................       7,500             1%        16.00     2/1/2006       74,926
Mark R. Nesselroad.......................................       4,500             1%        16.00     2/1/2006       44,955
Bradford C. Burkett......................................      10,500             1%        16.00     2/1/2006      104,986

------------------------

(1) There were no SARs granted in 1996.

(2) The Company uses the Black-Scholes model of option valuation to determine grant date present value with the following weighted average assumptions: dividend yield of 0%; expected volatility of 38.4%; a risk-free interest rate of 6.5%; and expected option life of 9.9 years. The actual value of the options will depend on the excess of the stock price above the exercise price on the date of exercise. There is no assurance that the value realized will approximate the value estimated under the Black-Scholes model.

(3) Options vest at a rate of 33 1/3% per year over a three year period and expire ten years from the date of grant.

TEN YEAR OPTION REPRICINGS

    The following table sets forth the information noted for all repricings of options held by any executive officer of the Company in the Company's last 10 complete fiscal years.

                           OPTION REPRICING TABLE (3)

                                                        SECURITIES    MARKET                                   LENGTH OF
                                                        UNDERLYING   PRICE OF    EXERCISE                   ORIGINAL OPTION
                                                          OPTIONS    STOCK AT    PRICE AT        NEW         TERM REMAINING
                                                         REPRICED     TIME OF     TIME OF     EXERCISE         AT DATE OF
NAME                                     DATE           OR AMENDED    PRICING    REPRICING      PRICE          REPRICING
------------------------------  ----------------------  -----------  ---------  -----------  -----------  --------------------
Stephen R. Baker..............  August 17, 1993(1)          90,000   $  7.33(2)  $    7.39    $    6.67       9 years 7 months

------------------------

(1) Stephen R. Baker was originally granted options to purchase 90,000 shares of Common Stock on April 1, 1993 at an exercise price of $7.39 per share. Subsequently, coinciding with the Company's 1993 initial public offering of its Common Stock at $6.67 per share, Mr. Baker's options were amended such that the exercise price would equal that of the Company's 1993 initial public offering price.

(2) This represents the closing price of the Common Stock on August 19, 1993 which was the first day the Common Stock was traded on The Nasdaq Stock Market. Prior to August 19, 1993, there was no public market for the Common Stock.

(3) Options and per share amounts adjusted for three-for-two stock split in May 1996.

STOCK OPTION VALUES

    The following table sets forth the number and aggregate dollar value of unexercised options held at December 31, 1996 by the individuals named in the Summary Compensation Table. None of the named individuals exercised any options during 1996.

                            AGGREGATE OPTION VALUES

                                                                   NUMBER OF              VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS         IN THE MONEY OPTIONS
                                                              AT DECEMBER 31, 1996       AT DECEMBER 31, 1996(1)
                                                           --------------------------  ---------------------------
NAME                                                       EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
---------------------------------------------------------  -----------  -------------  ------------  -------------
Moshael J. Straus........................................     307,242        557,072   $  2,644,466   $ 4,301,746
Daniel E. Straus.........................................     307,242        557,072      2,644,466     4,301,746
Stephen R. Baker.........................................      85,964         96,503        997,430       872,814
Paul J. Klausner.........................................      85,964         96,503        997,430       872,814
Andrew Horowitz..........................................       4,500         25,500         31,860       159,315
Mark R. Nesselroad.......................................       7,500         19,500         41,850       102,825
Bradford C. Burkett......................................       9,184         25,870         81,329       178,048

------------------------

(1) The value of unexercisable in the money options was determined by reference to the closing price of the Common Stock on December 31, 1996, reported by The New York Stock Exchange, which was $20 1/4.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (the "Committee") is currently comprised of Messrs. Rosenberg and Zoffinger, each of whom is a non-employee director. The Committee is responsible for approval or recommendation to the Board of Directors of remuneration and compensation arrangements involving the Company's directors, executive officers and other key employees, review of benefit plans in which such persons are eligible to participate, and periodic review of the equity compensation plans of the Company and grants under such plans as they may impact total compensation.

REPORT OF THE COMPENSATION COMMITTEE

    The Committee believes that the total compensation of the Company's executive officers should be based primarily on the subjective determination of the Committee as to the Company's overall financial performance. At the executive officer level, the Committee has a policy that a significant portion of total compensation should consist of variable, performance-based components such as stock option awards and bonuses, which it can increase or decrease to reflect its assessment of changes in corporate and individual performance. These incentive compensation programs are intended to reinforce management's commitment to enhance profitability and stockholder value.

    In general, the Committee also considers advice from independent compensation consultants and also takes into account the recommendations of the Co-Chief Executive Officers, who together beneficially own approximately 43.2% of the Company's Common Stock. Based on a review of comparable companies in the Company's industry, the Committee believes that the compensation of the Company's executive officers for 1996 was in the median range of comparable companies.

    In determining base salaries of executive officers, the Committee makes a subjective determination, taking into consideration the seniority of the officer, his rank within the Company and prior performance. The base compensation in 1996 for each of Moshael J. Straus and Daniel E. Straus, the Co-Chief Executive Officers of the Company, was determined under an employment agreement entered into by each of them with the Company in January 1995. See "Executive Compensation--Summary Compensation Table--Employment Agreements."

    In 1996, the Compensation Committee granted 93,750 options to purchase shares of Common Stock to each of the Co-Chief Executive Officers as described in the table captioned "Option Grants During Fiscal 1996 and Assumed Potential Realizable Value." The grants were made under the Company's 1993 Amended Stock Option Plan (the "Stock Option Plan") as annual performance grants in connection with a grant to executive officers and key employees of the Company. These options were granted in recognition of such persons services to the Company. In addition, in 1996 certain officers and key employees were granted options as a method of recruiting their services. The five persons serving as non-employee directors of the Company on May 8, 1996 were each granted options on such date to purchase 4,500 shares of Common Stock under the Company's Non-Employee Director Stock Option Plan (the "Director's Option Plan") in recognition of their contributions to the Company in terms of their insights into the operations of the Company. Each of the foregoing grants was evaluated in the subjective discretion of the Compensation Committee in accordance with the terms of the Stock Option Plan and the Director's Option Plan which were devised with the advice and consultation of independent compensation consultants.

    The Board of Directors adopted in early 1996 the Company's Key Employee Incentive Compensation Plan (the "KEICP"), which was devised with the advice and consultation of independent compensation consultants. Under the KEICP, the Compensation Committee, after consideration of recommendations from the executive management of the Company, establishes one or more target performance goals for the Company's executive officers and other key employees and determines the amount of the bonus award (as a percentage of total compensation) payable to such participant based upon the achievement of such target performance goal(s). The target performance goals may include pre-established "threshold" "expected" and "outstanding" levels of performance that must be achieved in order to result in the payout of an award to a participant. Awards are payable under the KEICP only upon written certification by the Compensation Committee that the target performance goals for the performance period have been achieved.

    In 1996, bonuses were determined by the Compensation Committee pursuant to the KEICP based on the overall performance of the Company and the achievement by the individual officer or employee in question of personal performance goals and contribution standards established by the Compensation Committee after consideration of recommendations from the executive management of the Company. The bonuses for the Co-Chief Executive Officers were determined based on the earnings and revenue levels attained by the Company in 1996.

    To the extent readily determinable, and as one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. Under Section 162(m) of the Internal Revenue Code, the Company is subject to the loss of deduction for compensation in excess of $1,000,000 paid to one or more of the executive officers named in this Proxy Statement. The deduction may be preserved if the Company is able to comply with certain conditions in the design and administration of its compensation programs. However, interpretations of and changes in the tax laws and other factors beyond the Committee's control also affect the deductibility of compensation. For these and other reasons, the Committee will not necessarily limit executive compensation to that deductible under Section 162(m). The Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its other compensation objectives. The Committee believes all compensation paid in fiscal year 1996 is deductible by the Company.

                      MENACHEM ROSENBERG, GEORGE ZOFFINGER
                     MEMBERS OF THE COMPENSATION COMMITTEE

                               PERFORMANCE GRAPH

    The following line graph displays the cumulative total return to stockholders of the Company's Common Stock from August 19, 1993 (the date of the Company's initial public offering of Common Stock) to December 31, 1996, compared to the cumulative total return for the S&P 500 Composite Index and to the S&P Long-Term Care Composite Index.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                    1991       1992      8-19-93     1993       1994       1995       1996
MUL                                           100        166        180        218        276
S&P 500 Index            86         92        100        102        103        142        174
S&P LTC Index            84        119        100        124        137        144        173

    The graph assumes a $100 investment in Multicare Common Stock on August 19, 1993 at the initial offering price of $10 per share. The graph also assumes investments in the S&P 500 Composite Index and the S&P Long-Term Care Composite Index of $86 and $84, respectively, on December 31, 1991. The value of these investments would have amounted to $100 on August 19, 1993.

    Although the Common Stock has been publicly held only since August 1993, the graph shows the performance of the S&P 500 Composite Index and S&P Long-Term Care Composite Index for the past five years. This information is being provided as the Company believes that it enhances the reader's understanding of the performance of the Common Stock. Depicting the two indices only for the period that the Common Stock has been publicly held would deprive the reader of the historical perspective of the indices.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock on the Record Date, with respect to (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each person who is currently a director or nominee to be a director of the Company; (iii) all current directors and executive officers of the Company as a group; and (iv) the Company's Co-Chief Executive Officers and those persons named in the Summary

Compensation Table. To the best of the Company's knowledge, the holders listed below have sole voting power and investment power over the Common Stock they beneficially own.

NAME OF BENEFICIAL OWNER                                                      NUMBER OF SHARES(1)  PERCENT OF CLASS
----------------------------------------------------------------------------  -------------------  -----------------
Moshael J. Straus...........................................................         6,984,595              21.6%
  The Multicare Companies, Inc.
  411 Hackensack Avenue
  Hackensack, New Jersey 07601
Daniel E. Straus............................................................         6,984,595              21.6%
  The Multicare Companies, Inc.
  411 Hackensack Avenue
  Hackensack, New Jersey 07601
Pilgrim Baxter & Associates, Ltd. (3).......................................         2,232,400               6.9%
  1255 Drummers Lane, Suite 300
  Wayne, Pennsylvania 19087-1590
Wellington Management Company, LLP (4)......................................         1,963,000               6.1%
  75 State Street
  Boston, Massachusetts 02109
Stuart Altman...............................................................             4,707             *
Constance B. Girard-diCarlo.................................................             4,890             *
Menachem Rosenberg..........................................................            14,800             *
Alan D. Solomont............................................................           343,137             *
George R. Zoffinger.........................................................            13,500             *
Stephen R. Baker............................................................           127,167             *
Paul J. Klausner............................................................           108,679             *
All current directors and executive officers as a group (20 persons)........        14,923,010              46.1%

------------------------

(1) Includes for all directors, nominees and executive officers options to purchase an aggregate of 1,463,100 shares of common stock which are currently exercisable or will be exercisable within the next 60 days.

(2) Excludes shares owned by the other Co-Chief Executive Officer that the named Co-Chief Executive Officer has the right to purchase upon the death of such other Co-Chief Executive Officer.

(3) The following information was provided to the Company by Pilgrim Baxter & Associates, Ltd.: Consists of shares of common stock of the Company held by the PBHG Growth Fund of The PBHG Funds, Inc. The PBHG Growth Fund is advised by Pilgrim Baxter & Associates, Ltd.

(4) The following information was provided to the Company by Wellington Management Company, LLP ("WMC"): WMC is an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended. As of December 31, 1996, WMC, in its capacity as investment adviser, may be deemed to have beneficial ownership of 1,963,000 shares of common stock of the Company that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class. As of December 31, 1996, WMC had voting power and dispositive power as follows:

Sole Voting Power:..................................................................................          0 shares
Shared Voting Power:................................................................................  1,307,500 shares
Sole Dispositive Power:.............................................................................          0 shares
Shared Dispositive Power:...........................................................................  1,963,000 shares

                                     ITEM 2
       PROPOSAL TO APPROVE AMENDMENTS TO THE COMPANY'S STOCK OPTION PLAN

    The Company's 1993 Amended and Restated Stock Option Plan (the "Stock Option Plan") was adopted and approved by the Company's Board of Directors and stockholders, respectively, in July 1993, and amended in May 1994. The Board of Directors has adopted, subject to approval by the stockholders of the Company, amendments to the Stock Option Plan to (i) increase the number of shares of Common Stock available under the Stock Option Plan from 3,750,000 to 5,300,000
and (ii) limit to       the number of options that may be granted per year to
any individual under the Stock Option Plan. The Board of Directors has also adopted certain conforming amendments to the Stock Option Plan in response to recent changes to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. The Stock Option Plan, as amended, is set forth in Appendix 1 to this proxy statement and should be referred to for a complete description of its provisions. The following summary of the Stock Option Plan is qualified in its entirety by reference to the Stock Option Plan.

    The purpose of the Stock Option Plan is to secure for the Company the benefits of the additional incentive inherent in the ownership of the Company's stock by selected employees, directors and consultants of the Company and its subsidiaries who are important to the success and growth of the Company's business and to secure and retain the services of such employees, directors and consultants. The Stock Option Plan provides for the grant of both incentive stock options intended to qualify as such under Section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified stock options. Subject to stockholder approval of the amendments described above, options to purchase a maximum of 5,300,000 shares of Common Stock may be granted under the Stock
Option Plan and a maximum of       options per year may be granted to any
individual under the Stock Option Plan. Currently, a maximum of 3,750,000 options may be granted under the Stock Option Plan and a maximum of 937,500 options may be granted to any individual over the term of the Stock Option Plan.

    The Stock Option Plan is currently administered by the Compensation Committee of the Board of Directors subject to the limitations set forth in the Stock Option Plan, the Compensation Committee has the authority to determine to whom options will be granted, the number of shares of Common Stock that may be purchased under each option, the option price and the vesting schedule. Incentive stock options may be granted only to key employees of the Company. Non-qualified stock options may be granted to directors (provided they are not current members of the Compensation Committee) or key employees or consultants of the Company. Approximately 70 individuals are presently eligible to receive options under the Stock Option Plan.

    The exercise price of shares of Common Stock subject to options qualifying as incentive stock options may not be less than the fair market value of the Common Stock on the date of grant. The Stock Option Committee has the authority to determine the price at which any non-qualified stock options may be granted. All options granted to date pursuant to the Stock Option Plan have been non-qualified stock options.

    Vested stock options granted under the Stock Option Plan must be exercised by the optionee before the earlier of (i) ten years from the date such options were granted, (ii) one year from the optionee's death or retirement due to disability, (iii) the date of termination of the optionee's employment by reason of "cause," (iv) three months after termination of the optionee's employment other than by reason of death, disability, or termination for cause, or (v) such earlier time or upon the occurrence of such earlier event as the Stock Option Committee shall determine.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE STOCK OPTION PLAN.

                                     ITEM 3
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has appointed KPMG Peat Marwick LLP as the Company's independent auditors for the year ending December 31, 1997. KPMG Peat Marwick LLP has audited the Company's financial statements since 1989. Ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. In the event shareholders do not ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors, such appointment will be reconsidered by the Audit Committee and the Board of Directors. Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 1997.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    As of December 31, 1996, each of the Co-Chief Executive Officers was indebted to one of the Company's subsidiaries in the amount of $325,000. This indebtedness is payable on demand and interest is payable on such indebtedness at the rate of 9.5% per annum. Prior to the Company's reorganization in November 1992 (the "Reorganization"), the land and building of one of the Company's facilities was owned by Gwendolyn Straus, the mother of the Co-Chief Executive Officers. Mrs. Straus had taken a mortgage on that land to make a loan to four of her children in the aggregate principal amount of $1,300,000, each child being responsible for one-quarter of the principal indebtedness and interest. Mrs. Straus then created a corporate entity and transferred her interest in the land and building as well as the $1,300,000 indebtedness owed by her four children into the corporate entity. Multicare eventually acquired the corporate entity and with such acquisition the Co-Chief Executive Officers of the Company became indebted to that subsidiary for their pro rata share of the aggregate principal balance and interest. During 1996, each Co-Chief Executive Officer paid interest to the subsidiary in the amount of $30,875.

    As a result of regulatory constraints, interests owned by the Co-Chief Executive Officers relating to a 140 licensed bed facility to be constructed were not transferred to the Company pursuant to the Reorganization. Transfer of this facility to the Company prior to the completion of construction and licensure could have caused the Certificate of Need to be voided. Accordingly, pursuant to an option agreement the Company was granted an option to acquire this facility, subject to the debt incurred in the construction and licensure, for a purchase price of $100 plus the assumption of such indebtedness. In 1995, the Company and the Co-Chief Executive Officers restructured the agreement to provide for a long term lease of the Facility to the Company. In connection with the lease, the Co-Chief Executive Officers repaid the indebtedness of the Facility to the Company. The lease is for an initial term of ten years, subject to extension at the option of the Company for four additional five year periods. The lease provides for an annual rental payment of $973,404 for the initial five year period, subject to increase at stated amounts set forth in the lease. This restructuring was approved by a committee of the Board composed entirely of outside directors which was advised by outside financial and legal advisors.

    The real property relating to one of the Company's facilities is owned 50% by a general partnership wholly owned by the Co-Chief Executive Officers and 50% by an unrelated party. Neither such real property nor the interests of the Co-Chief Executive Officers in the general partnership were transferred to the Company in the Reorganization. The facility's lease is a "net lease" for an initial term of ten years, with optional extensions on the part of the tenant aggregating an additional eleven years and seven months. The Company's operating subsidiary that leases the facility pays an annual rent of $1,181,714.

    As a result of potential adverse tax consequences to the Co-Chief Executive Officers, the real property relating to one of the Company's facilities was not transferred to the Company by the Co-Chief Executive Officers in the Reorganization. In lieu of a transfer, one of the Company's operating subsidiaries has leased the real property pursuant to a "net lease" for a term of 10 years, expiring in December 2002. The Company's operating subsidiary that leases the real property pays an annual rent of $725,000.

    In December 1995, the Company acquired Glenmark Associates, Inc. ("Glenmark"), a long-term care provider that currently operates 21 facilities primarily in West Virginia. Mark R. Nesselroad, a senior vice president of the Company, was a co-founder and the chief executive officer of Glenmark. Under the terms of the acquisition agreement, $1.5 million of the purchase price payable to Mr. Nesselroad and the other principal owner of Glenmark was placed into an escrow account and scheduled to be paid out over a period of three years upon Glenmark's achievement of certain financial targets. In July 1996, in connection with an amendment to the acquisition agreement, Mr. Nesselroad and the other former owner each received $250,000 of the deferred purchase price. Pursuant to the amendment, Mr. Nesselroad and the other former owner are each entitled to receive (i) on December 1, 1997, 25% of the amount, if any, remaining in the escrow account as of such date and (ii) on December 1, 1998, one-half of the amount, if any, remaining in the escrow account as of such date. The foregoing payments are subject to indemnification obligations of Glenmark which, under the terms of the acquisition agreement, are required to be paid out of the escrow account.

    The Company leases office space for its West Virginia divisional offices from a limited liability company in which Mark R. Nesselroad, a senior vice president of the Company, owns a 50% membership interest. The Company pays under several leases an aggregate annual rent of approximately (i) $350,000 (plus additional amounts for utilities and maintenance costs) for an aggregate 18,279 square feet of space used by corporate personnel and (ii) $66,000 (including utilities and maintenance costs) for an aggregate 7,790 square feet of space used for pharmacy and ancillary services personnel. In addition, the Company leases 5,159 square feet of warehouse space for an annual rent of approximately $15,500 (plus additional amounts for utilities and maintenance costs) from a corporation in which Mr. Nesselroad owns a one-third interest. Each lease has an initial term which ranges from one year to 16 months and renews automatically for successive one-year periods unless a termination notice is delivered by either party not less than 120 days prior to the end of the initial term or any extended term. The rental payments are subject to re-negotiation prior to each one-year renewal term based upon the fair market rental value of each premises.

    In December 1996, the Company acquired The A-D-S Group ("A-D-S"), a group of companies of which Alan D. Solomont, a member of the Company's Board of Directors from 1994 until his resignation in March 1997, was the founder and a principal owner. A-D-S owns, operates or manages 22 long-term care facilities with 2,930 beds, 20 hospital based subacute units with 514 beds and eight assisted living facilities with 821 beds, all but one of which are located in Massachusetts. A-D-S also provides consulting services to an additional 14 facilities with 1,668 beds, operates several ancillary businesses including home health, both Medicare-certified and private, and provides out-patient rehabilitation services at numerous locations. Under the terms of the acquisition agreement, Multicare paid approximately $10 million in cash, financed approximately $51 million through a lease facility, assumed or repaid approximately $29.8 million in debt and issued 554,973 shares of its common stock for A-D-S.

    Mr. Solomont received approximately $12.2 million in cash consideration and 326,637 shares of Multicare common stock deliverable for his ownership interests. In addition, the President of A-D-S, Susan S. Bailis, who joined the Company upon consummation of the transaction as a Senior Vice President and as President of the Company's subsidiaries that operate or manage the Company's businesses in Massachusetts, Rhode Island, Connecticut and Vermont, received in the transaction approximately $2.3 million in cash consideration and 123,588 shares of Multicare common stock deliverable for her ownership interests. In connection with the transaction, each of Mr. Solomont, who became Vice Chairman of the Company upon consummation of the transaction, and Ms. Bailis entered into an employment agreement with the Company. Mr. Solomont resigned as the Company's Vice Chairman and as a member of its Board of Directors in March 1997 and became a consultant to the Company. Mr. Solomont's employment agreement was terminated upon such resignation. As a consultant, Mr. Solomont is to be paid a fee of $25,000 per month and is eligible for payments to be made under his employment agreement upon a Change of Control as described below. In addition, at any time prior to December 31, 1998, Mr. Solomont may upon 30 days notice to the Company and upon the satisfaction of certain conditions, rejoin the Company as its Vice Chairman under the employment agreement for a period expiring December 31, 1999. The employment agreements entered into by Mr. Solomont and Ms. Bailis upon the consummation of the transaction each provide for an initial term of three years that automatically renews for successive one-year periods unless notice of non-renewal is provided by either party in accordance with the agreement. The employment agreements provide for an annual base salary of $300,000 in the case of Mr. Solomont and $250,000 in the case of Ms. Bailis, and a bonus to be determined pursuant to the Company's KEICP of up to 50% of base salary. Each employment agreement provides that if the Company terminates the employee without Cause (as defined) or if the employee terminates his employment agreement for Good Reason (as defined) or upon a Change of Control then (1) the Company will be obliged to pay the employee the greater of (x) any remaining salary payable during the term or (y) an amount equal to the annual salary for the then current employment year (or, with respect to a Change of Control, three times annual salary plus an amount equal to the highest bonus received during the prior three years); (2) all stock options, stock awards and similar equity rights will immediately vest and become exercisable; and (3) the Company must maintain in effect the employee's other benefits for a period of one year (or, with respect to a Change of Control, two years). In addition, Mr. Solomont and Ms. Bailis received 300,000 and 97,500 options, respectively, to purchase Multicare common stock. In connection with the transaction, Mr. Solomont was relieved of certain guarantees of indebtedness of A-D-S. Mr. Solomont and Ms. Bailis each have certain indemnification obligations to the Company which extend post closing.

    Mr. Solomont has ownership interests in and is an officer of certain unaffiliated entities which own five assisted living facilities to which a subsidiary of the Company provides management services. The management agreements for such facilities provide that the Company's management affiliate receives an annual percentage of net revenues at market rates. The term of the management agreements are extended automatically for successive one year terms as each current term expires, subject to termination by the owner for material breach, non-performance or upon sale. Upon termination upon sale, the management agreement provides that a payment of up to 160% of the management fees realized for the prior four quarters (subject to a minimum) for a sale occurring in 1997 declining ratably to 100% of such fees for a sale occurring after 1999 will be made to the Company. In addition, the Company has the right of first opportunity to acquire Mr. Solomont's ownership interests.

    Mr. Solomont also owns a 51% interest in and is an officer and director of two long term care facilities which are owned 49% and managed by affiliates by the Company. The management agreement provides that the Company's management affiliate shall receive an annual percentage of net revenues at market rates and also grants the Company an option to acquire Mr. Solomont's interests. In addition, the Company has the option to acquire a facility owned by Mr. Solomont, Ms. Bailis and members of Mr. Solomont's family, exercisable during
1997, at a price equal to $         . Under the acquisition agreement, Mr.
Solomont is also transferring to the Company ownership interests in three assisted living development projects, subject to the rights of third parties.

                              GENERAL INFORMATION

VOTING PROCEDURES

    All matters specified in this Proxy Statement that are to be voted on at the Annual Meeting will be by written ballot. One or more inspectors of election will be appointed, among other things, to determine the number of shares outstanding and the voting power of each, the shares represented at the Annual Meeting, the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes or ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the results.

SOLICITATION COSTS

    The Company will pay the cost of preparing and mailing this Proxy Statement and other costs of the proxy solicitation made by the Board of Directors. Certain of the Company's officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors' recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview or telephone. Arrangements have also been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of Common Stock, and the Company will reimburse such persons for reasonable out-of-pocket expenses incurred in connection therewith.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 1998 ANNUAL MEETING

    A stockholder desiring to submit an otherwise eligible proposal for inclusion in the Company's proxy statement for the 1998 annual meeting of stockholders of the Company must deliver the proposal so that it is received by the Company no later than December 1, 1997. The Company requests that all such proposals be addressed to the Company's Secretary at the Company's offices, 411 Hackensack Avenue, Hackensack, New Jersey 07601, and mailed by certified mail, return-receipt requested. In addition, the Company's By-Laws require that notice of stockholder nominations for directors and related information with respect to the 1998 annual meeting to be received by the Secretary of the Company not less than 60 nor more than 90 days prior to May 14, 1998.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership and reports of changes of ownership of the Company's Common Stock with the Securities and Exchange Commission. Executive officers and directors are required to furnish the Company with copies of all Section 16(a) forms that they file. Based upon a review of these filings and written representations from certain of the Company's directors and executive officers that no other reports were required, the Company notes that Mr. Rosenberg inadvertently failed to file a Statement of Changes in Beneficial Ownership on Form 4 to report one transaction which was subsequently reported on Mr. Rosenberg's Annual Statement of Changes in Beneficial Ownership on Form 5.

FINANCIAL AND OTHER INFORMATION

    The Company's Annual Report for the year ended December 31, 1996, including financial statements, is being sent to stockholders of record as of the Record Date together with this Proxy Statement. The Annual Report is not a part of the proxy solicitation materials. THE COMPANY WILL FURNISH, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION TO ANY STOCKHOLDER WHO SUBMITS A WRITTEN REQUEST TO THE COMPANY'S SECRETARY, AT THE COMPANY'S OFFICES, 411 HACKENSACK AVENUE, HACKENSACK, NEW JERSEY 07601.

                                 OTHER MATTERS

    The Board of Directors knows of no matters other than those described in this Proxy Statement which are likely to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, or any adjournment thereof, the persons named in the accompanying form of proxy intend to vote the proxies in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          Bradford C. Burkett
                                          Secretary

Hackensack, New Jersey
April   , 1997

                                                                      APPENDIX 1

                         THE MULTICARE COMPANIES, INC.
               1993 SECOND AMENDED AND RESTATED STOCK OPTION PLAN

                          THE MULTICARE COMPANIES, INC

               1993 SECOND AMENDED AND RESTATED STOCK OPTION PLAN

                (AS AMENDED AND RESTATED EFFECTIVE       , 1997,
     AND APPROVED BY THE BOARD OF DIRECTORS OF THE COMPANY ON       , 1997)

    The Multicare Companies, Inc., a Delaware corporation (the "Company"), previously adopted The Multicare Companies, Inc. 1993 Stock Option Plan (the "Plan") for directors and employees of the Company and its Subsidiaries (as defined in Paragraph 4), effective as of July 14, 1993. The Plan was subsequently amended by Amendment No. 1, approved by the Board of Directors on March 15, 1994, and Amendment No. 2, approved by the Board of Directors on April
4, 1994. The Plan is hereby amended and restated effective as of             ,
1997.

    1. PURPOSE. The purpose of the Plan is to secure for the Company the benefits of the additional incentive inherent in the ownership of common stock, par value one cent ($0.01) per share, of the Company ("Common Stock") by selected employees, directors and consultants of the Company and its Subsidiaries who, in the judgment of the Committee (as defined in Paragraph 2), are important to the success and growth of the business of the Company and its Subsidiaries, and to secure and retain the services of such employees, directors and consultants.

    2. ADMINISTRATION. The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board"), which Committee shall consist of two or more directors. It is intended that the directors appointed to serve on the Committee shall be "outside directors" (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code")) and "Non-Employee Directors" (within the meaning of Rule 16b-3(b)(3)(i) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). However, the mere fact that a Committee member shall fail to qualify under either of these requirements shall not invalidate any award made by the Committee which award is otherwise validly made under the Plan. The Committee shall select one of its members as Chairman and shall make such rules and regulations as it shall deem appropriate concerning the holding of its meetings and transaction of its business. A majority of the whole Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee. Any member of the Committee may be removed at any time either with or without cause by resolution adopted by the Board of Directors, and any vacancy on the Committee may at any time be filled by resolution adopted by the Board of Directors.

    Subject to the express provisions of the Plan, the Committee shall have plenary authority to interpret the Plan, to prescribe, amend and rescind the rules and regulations relating to it and to make all other determinations deemed necessary and advisable for the administration of the Plan. The determinations of the Committee shall be conclusive.

    3. COMMON STOCK SUBJECT TO OPTIONS. Subject to the adjustment provisions of Paragraph 12 below, a maximum of 5,300,000 shares may be made subject to options granted under the Plan. If, and to the extent that, options granted under the Plan shall terminate, expire or be canceled for any reason without having been exercised, new options may be granted in respect of the shares covered by such terminated, expired or canceled options. The granting and terms of such new options shall comply in all respects with the provisions of the Plan.

    Shares sold upon the exercise of any option granted under the Plan may be shares of authorized and unissued Common Stock, shares of issued Common Stock held in the Company's treasury, or both.

    There shall be reserved at all times for sale under the Plan a number of shares, of either authorized and unissued shares of Common Stock, shares of Common Stock held in the Company's treasury, or both, equal to the maximum number of shares which may be purchased pursuant to the options granted or that may be granted under the Plan. No person eligible to receive options under the Plan may be granted options covering a total of more
than          shares of Common Stock per year under the Plan.

    4. ELIGIBILITY. Incentive Options (as defined in Paragraph 5 below) may be granted to any key employee of the Company or any of its Subsidiaries (an "Employee"), and Nonqualified Options (as defined in Paragraph 5 below) may be granted to any director, employee or consultant to the Company. Options may be granted to the directors and employees who hold or have held options under this Plan or any similar or other awards under any other plan of the Company or any of its Subsidiaries. Employees who are also officers and directors of the Company or any of its Subsidiaries shall not by reason of such offices be ineligible to receive grants of options; provided that no person who is then a member of the Committee shall be eligible to receive any grant of options under the Plan and any grant made to such a member of the Committee shall be null and void.

    For purposes of the Plan, a "Subsidiary" of the Company shall mean any "subsidiary corporation" as such term is defined in Section 424(f) of the Code. An entity shall be deemed a Subsidiary of the Company only for such periods as the requisite ownership relationship is maintained.

    No person who would own, directly or indirectly, immediately after the granting of an option to such person, more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, except as permitted by Section 422(c)(5) of the Code, shall be eligible to receive an Incentive Option under the Plan.

    A director, employee or consultant receiving an option pursuant to the Plan is hereinafter referred to as an "Optionee".

    5. GRANT OF OPTIONS. The Committee shall have the authority and responsibility, within the limitations of the Plan, to determine the directors and employees to whom options are to be granted, whether the options granted shall be "incentive stock options" ("Incentive Options"), within the meaning of
Section 422(b) of the Code, or options which are not Incentive Options ("Nonqualified Options"), the number of shares that may be purchased under each option and the option price.

    In determining the directors and employees to whom options shall be granted and the number of shares to be covered by each such option, the Committee shall take into consideration such person's present and potential contribution to the success of the Company and its Subsidiaries and such other factors as the Committee may deem proper and relevant.

    6. PRICE. The option price of each share of Common Stock purchasable under any Incentive Option granted pursuant to the Plan shall not be less than the Fair Market Value (as defined below) thereof at the time the option is granted. The Committee is hereby given the authority to determine the price at which any Nonqualified Option may be exercised.

    For the purposes of the Plan, "Fair Market Value" of a share of Common Stock means the average of the high and low sales prices of a share of Common Stock on the New York Stock Exchange Composite Tape on the date in question. If the shares of Common Stock are not traded on the New York Stock Exchange on such date, "Fair Market Value" of a share of Common Stock shall be determined by the Committee in its sole discretion.

    7. DURATION OF OPTIONS. Each option granted hereunder shall become exercisable, in whole or in part, at the time or times provided by the Committee; provided, however, that if an Optionee's employment with or service as a director for the Company or any Subsidiary shall terminate by reason of death or "permanent and total disability", within the meaning of Section 22(e)(3) of the Code ("Disability"), each outstanding option granted to such Optionee shall become exercisable in full in respect of the aggregate number of shares covered thereby.

    Notwithstanding any provision of the Plan to the contrary, the unexercised portion of any option granted under the Plan shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

        (a) The expiration of 10 years from the date on which such option was granted;

        (b) The expiration of one year from the date the Optionee's employment with or service as a director for the Company or any of its Subsidiaries shall terminate by reason of Disability; provided, however, that if the Optionee shall die during such one-year period, the provisions of Subparagraph (c) below shall apply;

        (c) The expiration of one year from the date of the Optionee's death, if such death occurs either during employment with or service as a director for the Company or any of its Subsidiaries or during the one-year period described in Subparagraph (b) above;

        (d) The date of the Optionee's employment with or service as a director of the Company or any of its Subsidiaries shall terminate by reason of "cause" (as hereafter defined). Termination by reason of "cause" shall mean, unless some other definition shall be applicable under any employment agreement to which such employee is subject, termination by reason of participation and conduct during employment or service as a director consisting of fraud, felony, willful misconduct or commission of any act which causes or may reasonably be expected to cause substantial damage to the Company or any of its Subsidiaries;

        (e) The expiration of three months from the date the Optionee's employment with or service as a director of the Company or any of its Subsidiaries shall terminate other than by reason of death, Disability or termination for cause; and

        (f) In whole or in part, at such earlier time or upon the occurrence of such earlier event as the Committee in its discretion may provide upon the granting of such option.

    The Committee may determine whether any given leave of absence constitutes a termination of employment. The options granted under the Plan shall not be affected by any change of employment or service as a director so long as the Optionee continues to be an employee or director of the Company or any of its Subsidiaries.

    8. EXERCISE OF OPTIONS. An option granted under this Plan shall be deemed exercised when the person entitled to exercise the option (a) delivers written notice to the Company at its principal business office, directed to the attention of its Secretary, of the decision to exercise, (b) concurrently tenders to the Company full payment for the shares to be purchased pursuant to such exercise, and (c) complies with such other reasonable requirements as the Committee establishes pursuant to Paragraph 2 of the Plan. Payment for shares with respect to which an option is exercised may be made in cash, check or money order and, subject to the Committee's consent, by Common Stock.

    9.  TRANSFERABILITY OF OPTIONS.

        (a) No option or any right evidenced thereby may be transferred, pledged, assigned or hypothecated, except as provided in Paragraph 9(b) hereof, by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order (within the meaning of Section 414(p) of the Code), nor subjected to execution, attachment or similar process. Any attempted transfer, pledge, assignment, hypothecation or other disposition of an option or any right evidenced thereby not specifically permitted herein shall be null and void and without effect.

        (b) An Optionee may transfer Nonqualified Options granted to the Optionee hereunder to (i) members of the Optionee's immediate family, (ii) trusts for the benefit of such immediate family members and (iii) partnerships in which such immediate family members are the only partners; provided, however, the Nonqualified Options so transferred shall continue to be subject to the same terms and conditions as were applicable to such Nonqualified Options immediately prior to their transfer; and, provided further, that the transferee of such Nonqualified Options may not subsequently transfer such Nonqualified Options to any person other than a person to whom the Optionee is permitted to transfer Nonqualified Options hereunder. For purposes of this Paragraph 9, "immediate family members" shall mean the children, grandchildren and spouse of the Optionee.

    10. RIGHTS OF OPTIONEE. Neither the Optionee nor the Optionee's executor or administrator shall have any of the rights of a stockholder of the Company with respect to the shares subject to an option until certificates for such shares shall actually have been issued upon the due exercise of such option. No adjustment shall be made for any regular cash dividend for which the record date is prior to the date of such due exercise and full payment for such shares has been made therefor.

    11. RIGHT TO TERMINATE EMPLOYMENT OR SERVICE AS A DIRECTOR Nothing in the Plan or in any option shall confer upon any Optionee the right to continue in the employment of or service as a director for the Company or any of its Subsidiaries or affect the right of the Company or any of its Subsidiaries to terminate Optionee's employment or service as a director at any time subject, however, to the provisions of any employment agreement between the Company or any of its Subsidiaries and the Optionee.

    12. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of any stock split, stock dividend, stock change, reclassification, recapitalization or combination of shares which changes the character or amount of Common Stock prior to exercise of any portion of an option theretofore granted under the Plan, such option, to the extent that it shall not have been exercised, shall entitle the Optionee (or the Optionee's executor or administrator) upon its exercise to receive in substitution therefor such number and kind of shares as the Optionee would have been entitled to receive if the Optionee had actually owned the stock subject to such option at the time of the occurrence of such change; provided, however, that if the change is of such a nature that the Optionee, upon the exercise of the option, would receive property other than shares of stock the Committee shall make an appropriate adjustment in the option to provide that the Optionee (or the Optionee's executor or administrator) shall acquire upon exercise only shares of stock of such number and kind as the Committee, in its sole judgment, shall deem equitable; and, provided further, that any such adjustment shall be made so as to conform to the requirements of
Section 424(a) of the Code.

    In the event that any transaction (other than a change specified in the preceding paragraph) described in Section 424(a) of the Code affects the Common Stock subject to any unexercised option, the Board of Directors of the surviving or acquiring corporation shall make such similar adjustment as is permissible and appropriate.

    If any such change or transaction shall occur, the number and kind of shares for which options may thereafter be granted under the Plan shall be adjusted to give effect thereto.

    13. PURCHASE FOR INVESTMENT. Whether or not the options, and shares covered by the Plan have been registered under the Securities Act of 1933, as amended, each person exercising an option under the Plan may be required by the Company to give a representation in writing that such person is acquiring such shares for investment and not with a view to, or for sale in connection with, the distribution of any part thereof. The Company will endorse any necessary legend referring to the foregoing restriction upon the certificate or certificates representing any shares issued or transferred to the Optionee upon the exercise of any option granted under the Plan.

    14. FORM OF AGREEMENTS WITH OPTIONEES. Each option granted pursuant to the Plan shall be in writing and shall have such form, terms and provisions, not inconsistent with the provisions of the Plan, as the Committee shall provide for such option. Unless otherwise set forth in such writing, the effective date of the granting of an option shall be the date on which the Committee approves such grant. Each Optionee shall be notified promptly of such grant, and a written agreement shall be promptly executed and delivered by the Company and the Optionee.

    15. TERMINATION AND AMENDMENT OF PLAN AND OPTIONS. Unless the Plan shall theretofore have been terminated as hereinafter provided, options may be granted under the Plan at any time, and from time to time, prior to the tenth anniversary of the Effective Date (as defined below), on which date the Plan will expire, except as to options then outstanding under the Plan. Such options shall remain in effect until they have been exercised, have expired or have been canceled.

    The Plan may be terminated or amended at any time by the Board of Directors; provided, however, that any such amendment shall comply with all applicable laws (including Sections 162(m) and 422(b)(1) of the Code), applicable stock exchange listing requirements, and applicable requirements for exemption (to the extent necessary) under Rule 16b-3 under the Exchange Act.

    No termination, modification or amendment of the Plan, without the consent of the Optionee, may adversely affect the rights of such person with respect to such option. With the consent of the Optionee and subject to the terms and conditions of the Plan, the Committee may amend the outstanding option agreements with any Optionee.

    16. GOVERNMENT AND OTHER REGULATIONS. The obligation of the Company with respect to options granted under the Plan shall be subject to all applicable laws, rules and regulations and such approvals by any governmental agency as may be required, including, without limitation, the effectiveness of any registration statement required under the Securities Act of 1933, as amended, and the rules and regulations of any securities exchange on which the Common Stock may be listed.

    17. WITHHOLDING. The Company's obligation to deliver shares of Common Stock in respect of any option granted under the Plan shall be subject to all applicable federal, state, and local tax withholding requirements. Federal, state and local withholding tax due upon the exercise of any option (or upon any disqualifying disposition of shares of Common Stock subject to an incentive option), in the Committee's sole discretion, may be paid in shares of Common Stock (including the withholding of shares subject to an option) upon such terms and conditions as the Committee may determine.

    18. SEPARABILITY. If any of the terms or provisions of the Plan conflict with the requirements of Rule 16b-3 under the Exchange Act and/or Sections 162(m) and 422 of the Code, then such terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3 under the Exchange Act and/or Sections 162(m) and 422 of the Code. With respect to Incentive Options, if the Plan does not contain any provision to be included herein under Section 422 of the Code, such provision shall be deemed to be incorporated herein with the same force and effect as if such provision had been set out at length herein; provided, further, that to the extent any option which is intended to qualify as an Incentive Option cannot so qualify, such option, to that extent, shall be deemed to be Nonqualified Option for all purposes of the Plan.

    19. NON-EXCLUSIVITY OF THE PLAN. Neither the adoption of the Plan by the Board of Directors nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitation on the power of the Board of Directors to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options and the awarding of stock and cash otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

    20. EXCLUSION FROM PENSION AND PROFIT-SHARING COMPUTATION. By acceptance of an option, each Optionee shall be deemed to have agreed that such grant is special incentive compensation that will not be taken into account, in any manner, as salary, compensation or bonus in determining the amount of any payment under any pension, retirement or other benefit plan of the Company or any of its Subsidiaries. In addition, such option will not affect the amount of any life insurance coverage, if any, provided by the Company on the life of the Optionee which is payable to such beneficiary under life insurance plan covering directors or employees of the Company or any of its Subsidiaries.

    21. GOVERNING LAW. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware.

                                     PROXY
                         THE MULTICARE COMPANIES, INC.
              411 HACKENSACK AVENUE, HACKENSACK, NEW JERSEY 07601
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
      ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, MAY 14, 1997

    The undersigned hereby appoints Moshael J. Straus, Daniel E. Straus and Stephen R. Baker or any of them, with full power of substitution and with discretionary authority to represent and to vote, in accordance with the instructions set forth on the reverse, all shares of Common Stock which the undersigned is entitled to vote at the 1997 Annual Meeting of Stockholders of The Multicare Companies, inc., or any adjournments thereof.

/X/ Please mark your vote as in this example.

                                         FOR
                                 all nominees listed                           NOMINEES FOR DIRECTORS:
                                 at right (except as         AGAINST              Moshael J. Straus
                                    marked to the         all nominees            Daniel E. Straus
                                      contrary)          listed at right     Constance B. Girard-diCarlo
1. ELECTION OF DIRECTORS                 / /                   / /

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME AT RIGHT.

2. Proposal to approve amendments to the Company's Stock Option Plan.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

                                    (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

3. Ratification of KPMG Peat Marwick LLP as the independent auditors of the Company for the fiscal year ending December 31, 1997.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

4. In their discretion on all matters that may properly come before the meeting.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS (1), (2) AND (3).

                                             SIGNATURE _________________________

                                             DATE ______________________________

                                             SIGNATURE, IF HELD JOINTLY ________

                                             DATE ______________________________

                                             NOTE: If signing as Executor,
                                             Attorney, Administrator, Guardian,
                                             Trustee or Corporate Officer,
                                             please add your title as such.
                                             Please date and sign exactly as
                                             name appears above and return this
                                             proxy in the enclosed post paid
                                             envelope.